Exhibit 10.4
September 21, 2006
Robert R. Stutler
c/o Sturm, Ruger & Company, Inc.
One Lacey Place
Southport, CT 06890
Dear Mr. Stutler:
          As you are aware, it is the practice of Sturm, Ruger & Co., Inc. (the “Company”) to provide for severance benefits, subject to certain conditions, to certain officers whose employment is terminated by the Company. The purpose of this letter is to set forth the terms of the severance benefits that you would be entitled to receive under the circumstances outlined below.
          1. If your employment is terminated by the Company without Cause (as defined below) prior to a Change in Control (as defined below), then you shall be eligible for such severance payments and benefits, if any, as may be provided under then-applicable Company policy for similarly situated employees whose employment is terminated under similar circumstances, subject to the conditions set forth in such policy.
          Notwithstanding the foregoing or anything to the contrary contained in any Company policy providing for severance payments and benefits to which you may become eligible pursuant to this Section 1, to the extent required by Section 409A (as defined below), no payments shall be made to you pursuant to any such Company policy during the first six months following your termination of employment with the Company; you shall instead receive a lump sum payment on the first day of the seventh month following the date your employment terminates in an amount equal to the total amount of payments that you otherwise would have received during the first six months following your termination of employment. Any remaining payments shall be made to you in accordance with the terms of the applicable Company policy.
          2. As used herein, a “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
          (i) any person is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
          (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving as directors of the Company: individuals who, on the date hereof, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
          (iii) a merger or consolidation of the Company is consummated with any other corporation or entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent (as defined below) thereof), at least a majority of the combined voting power of the securities of the Company, such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected solely to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;
          (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of any assets which individually or as part of a series of related transactions constitute all or substantially all of the Company’s consolidated assets; or
          (v) the execution of a binding agreement that if consummated would result in a Change in Control of the type specified in clause (i) or (iii) of this Section 2 (an “Acquisition Agreement”) or of a binding agreement for the sale or disposition of assets that, if consummated, would result in a Change in Control of the type specified in clause (iv) of this Section 2 (an “Asset Sale Agreement”) or the adoption by the Board of Directors of the Company of a plan of complete liquidation or dissolution of the Company that, if consummated, would result in a Change in Control of a type specified in clause (iv) of this Section 2 (a “Plan of Liquidation”); provided however, that a Change in Control of the type specified in this clause (v) shall not be deemed to exist or to have occurred as a result of the execution of such Acquisition Agreement or Asset Sale Agreement, or the adoption of such a Plan of Liquidation, from and after the Abandonment Date (as defined below) if your employment has not been terminated on or prior to the Abandonment Date. The term “Abandonment Date” shall mean the date on which (a) an Acquisition Agreement, Asset Sale Agreement or Plan of Liquidation is terminated (pursuant to its terms or otherwise) without having been consummated, (b) the parties to an Acquisition Agreement or Asset Sale Agreement abandon the transactions contemplated thereby, (c) the Company abandons a Plan of Liquidation or (d) a court or regulatory body having competent jurisdiction enjoins or issues a cease and desist or stop order with respect to or otherwise prevents the consummation of, or a regulatory body notifies the Company that it will not approve, an Acquisition Agreement, Asset Sale Agreement or Plan of Liquidation or the transactions contemplated thereby and such injunction, order or notice has become final and not subject to appeal; or
          (vi) any person other than Stephen Sanetti becomes the President or Chief Executive Officer of the Company.

          As used in connection with the foregoing definition of Change in Control, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; the term “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; and “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and the term “Parent” shall mean any entity that becomes the Beneficial Owner of at least a majority of the voting power of the outstanding voting securities of the Company or of an entity that survives any merger or consolidation of the Company or any direct or indirect subsidiary of the Company.
          3. (a) Subject to the limitations set forth in Section 5: (A) if a Change in Control of the types specified in clauses (i)-(v) of Section 2 above occurs during the Term (as defined below) and on or after the effective date of such Change in Control the Company terminates your employment (other than for Cause), or (B) if a Change in Control of the type specified in clause (vi) of Section 2 above occurs and during the Term within twenty four months from the date effective of such Change in Control the Company terminates your employment (other than for Cause), then the Company shall pay to you, within 30 days after the date your employment terminates or, to the extent required by Section 409A, on the first day of the seventh month following the date your employment terminates, as a severance payment for services previously rendered to the Company, a lump sum equal to the greater of : (i) the product of (x) 1.5 multiplied by (y) your Annual Compensation (as defined below) in effect immediately prior to the date your employment terminates (without regard to any decrease in the rate of your Annual Compensation made after the Change in Control) and (ii) the product of (x) your Annual Compensation in effect immediately prior to the date your employment terminates (without regard to any decrease in the rate of your Annual Compensation made after the Change in Control) multiplied by (y) the duration of your employment with the Company measured in full years and portions thereof multiplied by (z) .04167.
               (b) Subject to the limitations set forth in Section 5: (A) if a Change in Control of the types specified in clauses (i)-(v) of Section 2 above occurs during the Term and on or after the effective date of such Change in Control the Company reduces your annual salary or makes a material change in the nature and scope of your duties to a level below that in effect immediately prior to the effective date of the Change in Control and thereafter you terminate your employment during the Term, or (B) if a Change in Control of the type specified in clause (vi) of Section 2 above occurs during the Term and within twenty four months from the effective date of such Change in Control the Company reduces your annual salary or makes a material change in the nature and scope of your duties to a level below that in effect immediately prior to the effective date of the Change in Control and thereafter you terminate your employment during the Term, then the Company shall pay to you, within 30 days after the date your employment terminates or, to the extent required by Section 409A, on the first day of the seventh month following the date your employment terminates, as a severance payment for services previously rendered to the Company, a lump sum equal to the greater of: (i) the product of (x) 1.5 multiplied by (y) your Annual Compensation in effect immediately prior to the date your employment terminates (without regard to any decrease in the rate of your Annual Compensation made after the Change in Control) and (ii) the product of (x) your Annual Compensation in effect immediately prior to the date your employment terminates (without regard to any decrease in the rate of your Annual Compensation made after the Change in Control) multiplied by (y) the duration of your employment with the Company measured in full years and portions thereof multiplied by (z) .04167.
               (c) The term “Annual Compensation” shall mean, at any time, an amount equal to your annual rate of salary at such time, plus 100% of the target cash bonus or other cash incentive that you are eligible to earn in such year pursuant to each plan or program (whether or not such plan or program has been formalized or is in written form) of the Company in effect for such year that provides for cash bonuses or other cash incentives, or if no such plan or program has been adopted with respect to such year, 100% of the target cash bonus or other cash incentive that you were eligible to earn in the most recent year in which such a plan or program was in effect. The severance benefits specified in this Section 3 and in Section 4 hereof shall be in lieu of any severance pay or other severance benefit that the Company may provide to terminated employees pursuant to policies of the Company that may at that time be in effect (unless the only severance benefits to which you are entitled are those severance benefits provided under such policies).
          4. Upon the occurrence of a termination of your employment under circumstances entitling you to receive the severance payment provided in Section 3 above, the Company shall also cause to be continued, for a period equal to the greater of (i) the remaining Term in effect at the time of the Change in Control or (ii) the period for which such coverage would be maintained if you were fully eligible to receive severance benefits under then-applicable Company benefit plans, programs or policies, subject to the limitations set forth in such plans, programs or policies, such life, medical and dental insurance coverage as is otherwise maintained by the Company for full-time employees (based on your annual rate of salary in effect immediately prior to the date your employment terminates), provided (1) that you shall continue to pay all amounts in respect of such coverage that an employee receiving the same level of coverage is or would be required to pay, and (2) no insurance coverage shall be continued past the last day of the second calendar year after the year your employment with the Company terminates.
          5. In the event that any amount otherwise payable hereunder would be deemed to constitute a parachute payment (a “Parachute Payment”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and if any such Parachute Payment, when added to any other payments which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied to such compensation and benefit amounts, and in such order, as the Company shall determine in its sole discretion.
          6. You shall have no right to receive any severance pay or severance benefit or any other compensation or benefit for any period after the date of the termination by the Company of your employment for Cause or, except as otherwise provided in Section 3, following the voluntary termination by you of your employment. The term “Cause” shall mean your personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform assigned duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

          7. Nothing in this letter (a) confers upon you the right to continue in the employment of the Company or the right to hold any particular office or position with the Company, (b) requires the Company to pay you, or entitles you to receive, any specified annual salary or interferes with or restricts in any way the right of the Company to decrease your annual salary at any time or (c) interferes with or restricts in any way the right of the Company to terminate your employment at any time, with or without Cause.
          8. Any payments due you hereunder shall be reduced by all applicable withholding and other taxes.
          9. The provisions set forth in this letter shall continue in effect throughout its Term. The “Term” of this letter shall mean the period commencing on the date hereof and ending on the first anniversary of the date hereof, subject to automatic extension on each anniversary of the date hereof, unless (a) you give notice of your intent to terminate your employment, or otherwise terminate your employment, before such date or (b) the Company gives written notice to you of the termination of such automatic extensions at least 360 days prior to such date.
          10. This letter is intended to be binding upon the Company, its successors in interest and assigns. On and after the date of this letter, the terms regarding severance benefits described herein shall supercede and replace all severance and other benefits provided under, and any other provisions set forth or described in any prior letters to, or agreements with, you relating to provisions of benefits upon a termination of your employment, and are contingent upon your acceptance by signing below.
          11. This letter shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
          12. You and the Company intend that this letter complies with the provisions of Section 409A of the Code and the regulations and other guidance of general applicability that are issued thereunder (“Section 409A”). You and the Company agree to negotiate in good faith regarding amendments to this letter that may be necessary or desirable to comply with Section 409A.
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          13. This letter may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will collectively constitute a single original.

Very truly yours, STURM, RUGER & CO., INC.
By:	/s/ Stephen L. Sanetti
	Name:	Stephen L. Sanetti
	Title:	President and General Counsel

Agreed and Accepted to:
By: Robert R.Stutler
Date:  September 24, 2006